Exhibit 99.1

A4S Security Announces Two Pending Acquisitions; Provides Business Update
Acquisition of privately held surveillance and personal protection companies expands addressable market opportunity

Loveland, Colo., July 27, 2006, A4S Security, Inc. (NASDAQ: SWAT, SWATW and NYSE Arca: SWAT, SWATW), a leading provider of digital video surveillance solutions, today announced that it has entered into a letter of intent to acquire privately held Westminster, Colorado based Vizer Group, Inc. (“Vizer”) and Avurt International, Inc. (“Avurt”), owned and managed by a common group of individuals

Vizer specializes in web-based access control, video surveillance and intrusion detection, conveniently accessible through the use of multiple network based devices, including computers, cell phones and PDA’s. With access and monitoring devices connected through the network, installation and re-location costs are significantly less than traditional hard wired systems. Vizer’s unique proprietary “e-Link” product is built around a web hosted security services model that provides a business complete control over access, alarms, key cards, and video surveillance, all remotely. Vizer’s customers include Remington Arms, Johnson & Wales University, ConAgra Foods and Ameriquest Mortgage.

Avurt distributes and produces non-lethal personal protection devices and compliance products currently in use by federal and state agencies. The devices accurately fire a projectile that breaks on impact dispersing a cloud of potent pepper spray based powder causing a severe debilitating reaction in the target area, effective on both humans and animals. Avurt currently sells the “PepperBall®” brand projectiles and launchers. The use of PepperBall® products is preferred by many law enforcement agencies due to its non-lethal impact as compared to other products in use such as Taser®. PepperBall® is a registered trademark of PepperBall Technologies, Inc. A new proprietary (patent pending) handheld launcher is scheduled to be released by Avurt late in 2006. In addition to the current customer base, the new launcher is anticipated to be marketed to: security guards, postal carriers, animal control officers, animal owners, campers, hikers, bikers, aid workers, military police and consumers that desire additional personal protection.

Greg Pusey, Chairman of A4S noted “The Vizer and Avurt acquisitions will broaden our reach into the security market by adding solutions for commercial facilities and non-lethal protection devices to the ShiftWatch mobile digital video transportation product line. These acquisitions and the expanded market opportunities they create reflect the strategy behind our recently announced proposed name change to “Security with Advanced Technology, Inc.”, which is subject to shareholder approval.

Scott Sutton, President of Avurt and Vizer, commented: “We are excited to be combining with the SWAT team to expand the base of high tech based security products and services. Our new Avurt launcher is an exciting development for our existing customer base as well as a unique and revolutionary personal protection tool for consumers. It is much smaller, lighter and we believe more effective than the current options on the market today and will fit easily in a purse, on a belt or backpack, or on a law enforcement officer’s duty belt. We believe that this launcher can be seen as a non-lethal product alternative that may become a viable Taser® product replacement.” Taser® is a registered trademark of Taser International, Inc.

The acquisition of the commonly controlled companies, currently under a non-binding letter of intent calls for a purchase price, payable in A4S common stock for the combined companies totaling $3 million plus a contingent $2 million dollar earn-out based upon achieving specified future minimum revenue and operating thresholds. A4S will also enter employment contracts with the key Vizer and Avurt management personnel. Closing of the acquisition is subject to, among other items, finalization and execution of a definitive purchase agreement, completion of due diligence and approval by the A4S shareholders. A4S has agreed to advance funds under a secured note to Vizer and Avurt to fund completion of the Avurt launcher and expand marketing efforts. To date $250,000 has been advanced under the arrangement.

Business Update
Tom Marinelli, CEO of A4S Security, commented on recent business activity: “Our A4S ShiftWatch division continues to add new customers including our newest ShiftWatch TVS clients, eTran in Elk Grove, CA and the City of Vacaville, CA. Our sales team is experiencing very positive receptions as they present our newest model ShiftWatch TVS 3.0 in the transportation marketplace.”

Brian McLean, Transit Manager, of the City of Vacaville stated, “The City of Vacaville Transit Department is extremely happy with our decision to outfit our entire transit fleet with ShiftWatch surveillance product. ShiftWatch demonstrated a rugged, well-designed and modular security system that met all of our criteria for quality, performance and price.” He continued, “The quality of the captured video and sound is simply amazing, and viewing the video from the Playback Station PC is incredibly easy and intuitive. The City’s Transit Department appreciates ShiftWatch’s professionalism throughout the entire purchase, installation and training process.”

For additional information about A4S Security and ShiftWatch solutions, call 1-888-825-0247 or visit www.shiftwatch.com. For additional information about Vizer visit www.vizergroup.com and for Avurt visit www.non-lethal.com. Information on the web sites does not comprise a part of this press release.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the company’s ability to consummate the Vizer and Avurt acquisitions as well as the ability of the Vizer and Avurt management team to successfully implement their business plans and the company’s ability to secure additional funding, increase sales of its products, and enhance, execute and protect its technological capabilities, among others. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

CONTACT: Investor Relations Todd Kehrli or Jim Byers MKR Group, LLC (818) 556-3700 ir@mkr-group.com	Media Pat O' Connor A4S Security, Inc. (970) 461-0071 ext. 134 poconnor@shiftwatch.com

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